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                                                Exhibit 99.B4j


                      AMERICAN NATIONAL INSURANCE COMPANY
                                ONE MOODY PLAZA
                                GALVESTON, TEXAS

                       5%  GUARANTEED DEATH BENEFIT RIDER

DATE OF ISSUE. The Date of Issue of this rider will be the Date of Issue of the Certificate it is attached to.

DEATH BENEFIT. In case of the Annuitant's death or the Owner's death prior to the Annuity Date, a guaranteed death benefit is payable. The guaranteed death benefit is equal to the 5% guaranteed death benefit on the date due proof of death is received by Us at Our home office.

If the Owner is not a natural person, the 5% guaranteed death benefit rider applies only to the Annuitant's death.

The 5% guaranteed death benefit is equal to:

1.  The total Purchase Payments,
2.  Less reductions to reflect partial surrenders and systematic withdrawals,
3.  Plus interest at an annual effective rate of 5%.

The reduction for a partial surrender or systematic withdrawal is calculated by dividing the minimum guaranteed death benefit on the date immediately before a partial surrender or systematic withdrawal by the Accumulation Value on the date immediately prior to the surrender or withdrawal and multiplying the result by the amount of the partial surrender or systematic withdrawal (inclusive of any related surrender charge).

Purchase Payments less reductions to reflect partial surrenders and systematic withdrawals will accrue interest until the earliest of the date We receive proof of death, or:

1.  The oldest Owner's 85th birthday, or

2. If the Owner is not a natural person, the oldest Annuitant's 85th birthday, or

After the 85/th/ birthday of the oldest Owner or, if the Owner is not a natural person, the oldest Annuitant, We will adjust the 5% guaranteed death benefit only to reflect subsequent Purchase Payments and reductions reflect subsequent partial surrenders or systematic withdrawals.

In no event will the guaranteed death benefit exceed 200% of the net of Purchase Payments less partial surrenders and systematic withdrawals.

This rider is listed on the data page. The rider expires on the Annuity Date. The rider can not be changed or terminated unless the entire Certificate is terminated. This rider is a part of the Certificate to which it is attached. The Certificate provisions that apply will be construed to be a part of this rider.

Signed for American National Insurance Company at Galveston, Texas, on the Date of issue.



              SECRETARY                         PRESIDENT
         /s/ [ILLEGIBLE]^^                  /s/ [ILLEGIBLE]^^

Form GMDB5C